Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2021, relating to the consolidated financial statements Arizona Public Service Company and subsidiaries and the effectiveness of Arizona Public Service Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Arizona Public Service Company for the year ended December 31, 2020. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

March 4, 2021